Exhibit 10-O-10

Performance-Based Restricted Stock Unit Award Metrics for 2017

On February 8, 2017, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2017 performance-period for participants, including executive officers, under the Company’s shareholder-approved 2008 Long-Term Incentive Plan (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

The performance based restricted stock unit grant is a target opportunity; however, participants will have the opportunity to earn a maximum of up to 200% of the target. The performance based restricted stock unit grant has a three-year performance period (2017-2019), after which the Compensation Committee will determine the final award based on corporate performance-to-objectives. The maximum performance level that can be achieved for any single metric for the 2017 Performance Unit grants is 200%. 75% of the final award will be based on financial metrics and 25% will be based on relative Total Shareholder Return of Ford’s common stock compared to a peer group of companies over the three-year performance period. The metrics and weightings are summarized below:

Financial Metrics - 75%
Metrics	Weighting
Automotive Segment Revenue Automotive Segment Operating Margin Ford Credit Pre-tax Profit Automotive Segment Operating Cash Flow	25% 40% 10% 25% 100%

Total Shareholder Return - 25%
Metric	Weighting
Total Shareholder Return (TSR)	100%